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Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2006 RESULTS

COLUMBUS, Ohio – November 8, 2006 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the third quarter and nine months ended September 30, 2006.

The Company recorded net income for the third quarter of 2006 of $2,938,000, or $.29 per basic and $.28 per diluted share, compared with $1,511,000, or $.15 per basic and $.14 per diluted share, in the third quarter of 2005. Total net sales for the third quarter were $48,078,000, compared with $31,614,000 in the same quarter of 2005. Product sales for the three months ended September 30, 2006 increased 25 percent, to $38,854,000, from $31,045,000 for the same period in 2005, primarily as a result of the strong sales demand from Core’s heavy and medium-duty truck customers. Tooling sales totaled $9,224,000 for the third quarter 2006 versus $569,000 for the similar time period in 2005. Revenue from tooling projects is sporadic in nature and does not represent a recurring trend.

For the first nine months of 2006, net income was $7,723,000, or $.77 per basic and $.74 per diluted share, compared with $5,202,000, or $.53 per basic and $.50 per diluted share, in the same period of 2005. Total net sales for the first nine months of 2006 were $124,091,000, compared with $97,790,000 in the first nine months of 2005. Product sales for the first nine months of 2006 increased 21 percent to $112,635,000 from $93,262,000 for the similar period in 2005, primarily as a result of the sales from the Batavia operation acquired in August 2005 and due to sales demand from Core’s heavy and medium-duty truck customers as noted above. Tooling sales totaled $11,456,000 for the first nine months of 2006 versus $4,528,000 for the similar period in 2005.

“Throughout 2006 we continue to achieve record revenues and earnings based on the current high demand from our heavy and medium-duty truck customers and our solid operating performance,” said James L. Simonton, President and Chief Executive Officer.

In October, Core was named one of “America’s 200 Best Small Companies” by Forbes magazine. “We are honored to be named to this prestigious group as one Forbes 200 best small companies and believe it’s a reflection of the work of our employees and management team,” Simonton said.

The Company has also disclosed the signing of a new supply agreement with International Truck and Engine Corp. The new agreement which includes both International’s original equipment and service requirements for fiberglass reinforced products runs through October 31, 2011.

The Company has not adjusted its previously disclosed position that stricter federal emission standards for 2007 are expected to increase demand throughout 2006 from heavy and medium-duty truck customers, while that demand is expected to dampen in 2007. Industry analysts estimate a 20 to 40 percent decrease in new orders for heavy and medium-duty trucks for some part of 2007. “Partially offsetting this anticipated decline in demand are several new and important product launches with existing customers that will go online next year,” Simonton said. The Company has also announced a letter of intent to purchase Premix Holding Company, to further mitigate the cyclical impact of the heavy and medium-duty truck industry.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this quarterly report: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2005 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$38,854	$31,045	$112,635	$93,262
Tooling Sales	9,224	569	11,456	4,528

Net Sales	48,078	31,614	124,091	97,790
Cost of Sales	39,785	26,128	101,123	79,161

Gross Margin	8,293	5,486	22,968	18,629
Selling, General and Admin. Expense	3,746	2,999	10,823	9,588

Operating Income	4,547	2,487	12,145	9,041
Interest (Income) Expense – Net	(36)	118	30	454

Income before Taxes	4,583	2,369	12,115	8,587
Income Tax Expense	1,645	858	4,392	3,385

Net Income	$2,938	$1,511	$7,723	$5,202

Net Income per Common Share
Basic	$0.29	$0.15	$0.77	$0.53
Diluted	$0.28	$0.14	$0.74	$0.50

Weighted Average Shares Outstanding:
Basic	10,083	9,990	10,067	9,876

Diluted	10,453	10,578	10,431	10,388

Condensed Balance Sheet
(in thousands)

	As of	As of
	09/30/06	12/31/05
	(Unaudited)
Assets

Cash	$11,677	$9,414
Accounts Receivable	30,681	22,280
Inventories	7,774	7,295
Other Current Assets	3,877	3,913
Property, Plant & Equipment – net	26,832	23,670
Deferred Tax Asset – net	6,149	6,164
Other Assets	1,408	1,485

Total Assets	$88,398	$74,221

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,806	$1,776
Current Portion of Deferred Long -Term Gain and Graduated Lease Payments	567	567
Accounts Payable	13,174	10,224
Accrued Liabilities and Other	11,122	7,484
Long-term Debt	8,275	9,695
Deferred Long-term Gain and Graduated Lease Payments	142	567
Post Retirement Benefits Liability	11,021	9,767
Stockholders’ Equity	42,291	34,141

Total Liabilities and Stockholders’ Equity	$88,398	$74,221